Cytokinetics, Incorporated:
Christopher S. Keenan
Director, Investor & Media Relations
(650) 624-3000

CYTOKINETICS, INCORPORATED
REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Company Updates Clinical Trials and Regulatory Plans
Related to the Development of CK-2017357 in ALS Patients

Reductions in Spending Enable Prioritization
and Advancement of Skeletal Muscle Activator Program

SOUTH SAN FRANCISCO, CA, October 27, 2011 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported total research and development revenues of $1.4 million for the third quarter of 2011. The net loss for the third quarter was $10.6 million, or $0.15 per basic and diluted share. This is compared to a net loss of $12.3 million, or $0.19 per basic and diluted share, for the same period in 2010. As of September 30, 2011, cash, cash equivalents and investments, excluding restricted cash, totaled $57.6 million.

“During the quarter, Cytokinetics refined its clinical and regulatory strategy relating to the development of CK-2017357 for the potential treatment of ALS,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “We have also reduced spending to enable our focus on the advancement of our clinical program for CK-2017357 in ALS. We believe the company’s recent progress may set the stage for the initiation of a pivotal trial of CK-2017357 in ALS patients in coordination with a global registration strategy. We are pleased these Cytokinetics activities are occurring side-by-side with the continued progression of the international clinical development program for omecamtiv mecarbil, which is directed to the potential treatment of heart failure and is occurring under our collaboration with Amgen.”

Company Highlights

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	During the quarter, Cytokinetics announced the publication of results from two clinical trials of omecamtiv mecarbil, a novel cardiac myosin activator, in the August 20, 2011 issue of the journal The Lancet. These two manuscripts present data regarding the safety, tolerability, pharmacokinetics and pharmacodynamic effects of this investigational drug candidate from a Phase I first-time-in-humans clinical trial in healthy volunteers and a Phase IIa clinical trial in stable heart failure patients. Both trials were sponsored by Cytokinetics.

•	The international, randomized, double-blind, placebo-controlled Phase IIb clinical trial of an intravenous formulation of omecamtiv mecarbil, now known as ATOMIC-AHF (Acute Treatment with Omecamtiv Mecarbil to Increase Contractility in Acute Heart Failure), continues to dose patients in its first cohort. This trial, sponsored by Amgen in collaboration with Cytokinetics, is designed to evaluate the safety and efficacy of omecamtiv mecarbil in patients with left ventricular systolic dysfunction who are hospitalized with acute heart failure. Additional information about ATOMIC-AHF can be found at www.clinicaltrials.gov.

Skeletal Muscle Contractility

CK-2017357

•	Cytokinetics recently concluded enrollment of patients in Part A of its Phase II, multiple fixed-dose clinical trial of CK-2017357 in amyotrophic lateral sclerosis (ALS) patients. Part A was designed to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamics of multiple fixed daily doses of CK-2017357 in ALS patients not receiving riluzole. Additional information about this trial can be found at www.clinicaltrials.gov.

•	Cytokinetics recently expanded its Phase II, multiple fixed-dose clinical trial of CK-2017357 in ALS patients to include an additional cohort, Part B, which is intended to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamics of multiple fixed daily doses of CK-2017357 in ALS patients who are also receiving riluzole.

•	Recently, Cytokinetics completed an analysis of data from a Phase I drug-drug interaction study of CK-2017357 administered orally to healthy volunteers. Results indicated that the co-administration of CK-2017357 and riluzole approximately doubled the average maximum plasma levels of riluzole and also reduced the variability of plasma levels of riluzole in the study subjects. Accordingly, the company believes that, in future clinical trials of CK-2017357, a standard dose adjustment to the riluzole dose could be made for all patients receiving CK-2017357, regardless of the dose level of CK-2017357. Data from the part of this study investigating the effect of food on the pharmacokinetics of CK-2017357 administered orally indicated that CK-2017357 may be best administered to patients in a fasting state.

•	During the quarter, Cytokinetics met with the U.S. Food and Drug Administration Center for Drug Evaluation and Research’s Division of Neurology Products to discuss the progress in the development of CK-2017357 as a potential treatment for patients with ALS and the company’s strategy for its further development, including potential registration strategies. Based on this discussion, Cytokinetics is assessing options that may enable the initiation of a clinical trial of CK-2017357 in ALS patients that could serve as a pivotal trial for registration purposes. This trial is expected to be designed to support a global registration strategy.

•	Cytokinetics continues to enroll and dose patients in its Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis (MG). This clinical trial and preclinical research on MG is being funded by a $2.8 million grant from the National Institute of Neurological Disorders and Stroke (NINDS). Additional information about this trial can be found at www.clinicaltrials.gov.

Other Pre-Clinical Research and Non-Clinical Development

•	During the quarter, Cytokinetics announced the publication of preclinical research in the October 1, 2011 issue of The Journal of Pharmacology and Experimental Therapeutics regarding the inhibition of smooth muscle myosin as a novel therapeutic target for the treatment of hypertension.

•	During the quarter, Cytokinetics progressed CK-2127107, a selective, fast skeletal muscle troponin activator, into investigational new drug application (IND)-enabling studies. CK-2127107 is a potential drug candidate which has arisen from Cytokinetics’ optimization of a different chemical series than that which has produced CK-2017357.

Corporate

•	Last week, Cytokinetics announced a restructuring of the company’s workforce and operations in connection with its continued commitment to focus resources primarily on the development of its later-stage development programs for CK-2017357 and omecamtiv mecarbil. Cytokinetics anticipates incurring restructuring charges of approximately $1.3 million in the fourth quarter of 2011, primarily associated with personnel-related termination costs which may be revised later in the year, depending on potential facility-related charges and other write-downs that have not yet been finalized.

•	Cytokinetics continues to seek collaborations that would allow the company to offset certain research costs. Cytokinetics recently entered into a research collaboration with Global Blood Targeting, Inc., an early-stage biopharmaceutical company funded by Third Rock Ventures, that is focused on the discovery and development of small molecule therapeutics that target the blood. Under this agreement, Cytokinetics will contribute personnel and other resources in connection with a collaborative research program and will be reimbursed for certain associated costs.

Financials

Revenues for the third quarter of 2011 were $1.4 million, compared to $0.4 million during the same period in 2010. Revenues for the third quarter of 2011 included $1.0 million of reimbursements in program expenses under the Amgen collaboration and $0.4 million of grant revenue from the NINDS. Revenues for the third quarter of 2010 of $0.4 million were derived from $0.3 million from our collaboration with Amgen and $0.1 million from our grant from the NINDS.

Total research and development (R&D) expenses in the third quarter of 2011 were $8.9 million, compared to $9.5 million for the same period in 2010. The $0.6 million decrease in R&D expenses for the third quarter of 2011, compared to the same period in 2010, was primarily due to decreases in personnel-related costs, laboratory expense and facility-related costs.

Total general and administrative (G&A) expenses for the third quarter of 2011 were $3.2 million, compared to $3.4 million for the same period in 2010. The $0.2 million decrease in G&A expenses in the third quarter of 2011, compared to the same period in 2010, was primarily due to decreased personnel-related costs.

Revenues for the nine months ended September 30, 2011 were $3.2 million, compared to $1.5 million for the same period in 2010. Revenues for the first nine months of 2011 included $2.0 million of reimbursements in program expenses under the Amgen collaboration and $1.2 million of grant revenue from the NINDS. Revenues for the first nine months of 2010 of $1.4 million were derived from our collaboration with Amgen and $0.1 million of grant revenue from the NINDS.

Total R&D expenses for the nine months ended September 30, 2011 were $28.6 million, compared to $28.9 million for the same period in 2010. The $0.3 million decrease in R&D expenses in the first nine months of 2011, compared to the same period in 2010, was primarily due to decreases in personnel and facility related costs, partially offset by increases in clinical and preclinical outsourcing costs and laboratory expenses.

Total G&A expenses for the nine months ended September 30, 2011 were $10.7 million, compared to $10.6 million for the same period in 2010. The $0.1 million increase in G&A spending in the first nine months of 2011, compared to the same period in 2010, was primarily due to higher financial services costs partially offset by decreased spending for personnel- related costs.

The net loss allocable to common stockholders for the nine months ended September 30, 2011, was $38.8 million, or $0.55 per basic and diluted share, which includes a one-time, non-cash deemed dividend of $2.9 million related to the beneficial conversion feature of the Series A Convertible Preferred Stock, which was issued in April 2011. This is compared to a net loss of $37.7 million, or $0.59 per basic and diluted share, for the same period in 2010.

Updated Financial Guidance for 2011

Cytokinetics announced updated financial guidance for 2011 which reflects a reduction in spending for 2011. The company anticipates revenue to be in the range of $3.0 to $4.0 million. The company anticipates cash R&D expenses to be in the range of $37.0 to $39.0 million, and cash G&A expenses to be in the range of $13.0 to $14.0 million. This financial guidance is on a cash basis and does not include an estimated $4.6 million in non-cash operating expenses primarily related to stock compensation expense. In addition, this guidance does not reflect potential revenue from potential collaborations with other partners as well as, the estimated one-time restructuring costs of $1.3 million.

Company Milestones

Cardiac Muscle Contractility

Omecamtiv Mecarbil

•	A decision regarding the potential progression to the second cohort of the ATOMIC-AHF clinical trial is anticipated in the first half of 2012 following a review of data from the first cohort by an independent Data Monitoring Committee.

•	In line with the planned expansion of the omecamtiv mecarbil clinical development program, Cytokinetics anticipates that its partner Amgen will initiate a study designed to assess the safety, tolerability and pharmacokinetics of multiple oral formulations of omecamtiv mecarbil in healthy volunteers in early 2012.

•	Cytokinetics and its partner Amgen are discussing plans for the initiation of an additional clinical trial designed to assess the safety, tolerability and pharmacokinetics of multiple oral formulations of omecamtiv mecarbil in stable heart failure patients. Cytokinetics expects to provide updated guidance on the timing of this trial following further discussions with Amgen.

Skeletal Muscle Contractility

CK-2017357

•	Cytokinetics plans to present two abstracts at the 22nd International Symposium on ALS and Motor Neurone Diseases Meeting in Sydney, Australia to be held in November 2011.

•	Cytokinetics anticipates that data will be available from Part A of its ongoing Phase II multiple dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with ALS who are not receiving riluzole by the end of 2011.

•	Cytokinetics plans to initiate Part B of its ongoing Phase II multiple dose, safety, tolerability, pharmacokinetic and pharmacodynamic clinical trial of CK-2017357 in patients with ALS who are also receiving riluzole by the end of 2011, with data from this trial anticipated to be available in the first half of 2012.

•	Cytokinetics plans to initiate a Phase II dose-titration clinical trial of CK-2017357 in patients with ALS by the end of 2011, with data from this trial anticipated to be available in the first half of 2012.

•	Cytokinetics anticipates that data will be available from its ongoing Phase IIa Evidence of Effect clinical trial of CK-2017357 in patients with generalized myasthenia gravis in the first half of 2012.

Conference Call and Webcast Information

Members of Cytokinetics’ senior management team will review the company’s third quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed through the Investor Relations section of the Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call can also be accessed by telephone by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (international) and typing in the passcode 94572752.

An archived replay of the webcast will be available via Cytokinetics’ website until November 3, 2011. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (international) and typing in the passcode 94572752 from October 27, 2011 at 5:30 PM Eastern Time until November 3, 2011.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which CK-2017357 demonstrated potentially clinically relevant pharmacodynamic effects in a Phase IIa trial. Cytokinetics is also conducting research and non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ financial guidance, including expected restructuring charges and R&D and G&A expenses for 2011; Cytokinetics’ and its partners’ research and development activities, including the initiation, enrollment, conduct, design, scope, progress and results of clinical trials of omecamtiv mecarbil and CK-2017357, the significance and utility of clinical trial results and the anticipated timing for the availability of clinical trial results; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration (FDA) or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, the FDA may not grant CK-2017357 orphan drug exclusivity in ALS even if it is approved for marketing, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products on acceptable terms, if at all; funding from the National Institute of Neurological Disorders and Stroke may not be available in future periods; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Cytokinetics, Incorporated
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues:
Research and development	$1,427	$394	$3,243	$1,478

Total revenues	1,427	394	3,243	1,478

Operating Expenses:
Research and development	8,891	9,547	28,583	28,852
General and administrative	3,204	3,412	10,727	10,629

Total operating expenses	12,095	12,959	39,310	39,481

Operating loss	(10,668)	(12,565)	(36,067)	(38,003)
Interest and other, net	29	48	85	153

Loss before income taxes	(10,639)	(12,517)	(35,982)	(37,850)
Income tax benefit	—	(176)	—	(176)

Net loss	(10,639)	(12,341)	(35,982)	(37,674)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(2,857)	—

Net loss allocable to common stockholders	$(10,639)	$(12,341)	$(38,839)	$(37,674)

Net loss per share allocable to common stockholders – basic and diluted	$(0.15)	$(0.19)	$(0.55)	$(0.59)
Weighted average shares used in computing net loss per share allocable to common stockholders - basic and diluted	72,279,751	64,433,999	70,133,852	63,423,633

Cytokinetics, Incorporated
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$18,591	$17,514
Short term investments	38,994	54,125
Related party receivables	116	46
Other current assets	2,170	1,813

Total current assets	59,871	73,498
Long-term investments	—	1,206
Property and equipment, net	1,514	2,321
Restricted cash	215	788
Other assets	178	179

Total assets	$61,778	$77,992

Liabilities and stockholders’ equity
Current liabilities	$5,034	$7,324
Long-term obligations	—	152
Stockholders’ equity	56,744	70,516

Total liabilities and stockholders’ equity	$61,778	$77,992